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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of our report dated June 19, 2000, relating to the financial statements and financial highlights of the Orbitex Growth Fund, Orbitex Info-Tech & Communications Fund, Orbitex Strategic Natural Resources Fund, currently known as the Orbitex Energy & Basic Materials Fund, Orbitex Focus 30 Fund and Orbitex Health & Biotechnology Fund (the "Funds"), which appear in the April 30, 2000 Annual Report to Shareholders of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Boston, Massachusetts
July 31, 2000